Exhibit 99

November 7, 2003

PRESS RELEASE

Chairman Rodger W. Platt announced today that, for the first nine months of 2003, Cortland Bancorp’s earnings were $ 4.144 million or $ 1.04 per share. During the comparable period of 2002, the Company earned $ 4.613 million or $ 1.14 per share. During the third quarter ended September 30, 2003, the Company earned $ 1.317 million, down from the $ 1.632 million earned in last year’s third quarter. Third quarter earnings per share of $ 0.33 were $0.07 shy of the $0.40 earned in last year’s third quarter.

Mr. Platt indicated that the Company is experiencing compression in its net interest margin, which is the difference between what the Company earns on its loans and investments and what it pays for its deposits and borrowings. He noted that with short-term interest rates hovering just above zero, there is limited opportunity to reduce the Company’s cost of funds any further. Meanwhile, the yields on loans and investments continue to fall as assets roll-off and re-price. To help offset this trend, management is focused on increasing non interest income and controlling non interest expense.

During the third quarter of 2003, the Company’s operating expenses declined by $ 2,000 from the same period a year ago. On a year-to-date basis, non interest expenses have risen by $ 41,000, an increase of less than 0.5%. Mr. Platt noted that, like many firms, the Company has experienced sharp increases in the cost of providing group medical coverage, requiring creative changes in the Company’s approach to such benefits. He emphasized that the Company remains committed to cost effective solutions that deliver quality medical benefits to the Company’s employees and their families.

Meanwhile, non interest income continued to improve. The third quarter saw non interest income improve by $ 104,000, or 12.3%, over last year, putting year-to-date non interest income up by $ 737,000, or 35.7%, over last year. Mr. Platt noted that the improvement reflected the Company’s increased presence in the secondary mortgage market, increased gains on investment and trading account securities, and increased revenues from other customer services.

Lingering effects of the recent economic recession and slow recovery continue to impact loan delinquency and charge-offs. As of September 30, 2003, loans 30 days or more beyond their contractual due date represented 2.0% of total loans, up from 1.9% a year ago. Loans recognized as a loss during the first nine months of 2003, net of any recoveries on previously charged-off loans, represented a 0.22% annual loss ratio on outstanding loans compared to 0.14% for the same period last year. Mr. Platt indicated that the Company’s provision for loan losses during the first half of 2003 maintained the allowance for loan losses at approximately $ 3.0 million, representing 1.57% of loans outstanding compared to 1.60% a year ago.

Over the past twelve months assets have remained relatively steady at approximately $ 440 million. Capital ratios remain well above regulatory minimums, with equity capital representing 11.8% of assets. During the first nine months of 2003, the Company provided shareholders with a return on average equity of 10.6% while generating a return on average assets of 1.28%. During the first nine months of last year, the Company’s return on shareholders’ equity was 11.9% with a return on assets of 1.40%. Mr. Platt noted that, “While 2003 results are tracking below last year’s record-setting pace, the level of performance remains quite acceptable. While it now appears unlikely that we will achieve a 10th consecutive year of record profits, this year’s performance is still shaping up as one of the best in the Company’s 111-year history.”

On January 28, 2003, the Company’s board of directors authorized the repurchase of a maximum of 196,000 shares, or approximately 4.9% of the Company’s common stock. This program will expire no later than February 6, 2004. As of September 30, 2003, the Company had repurchased 58,950 shares under the program. Based on the market price of the Company’s stock at September 30, 2003, the remaining repurchase commitment was approximately $ 4.18 million. The stock trades on the NASDAQ OTC BB under the symbol CLDB.